 Exhibit 99.1

5835 Peachtree Corners East, Suite D
Norcross, GA 30092

Contacts

Bill Wells, Guided Therapeutics – 770-242-8723

Investors: Alison Ziegler, Cameron Associates – 212-554-5469

Guided Therapeutics Announces Private Placement of up to

$3,000,000 in

Senior Convertible Notes

NORCROSS, GA (April 24, 2014) – Guided Therapeutics, Inc. (OTCQB: GTHP) today announced that it has agreed to sell, in a private placement to Hanover Holdings I, LLC, an affiliate of Magna Group (“Magna”), up to $3,000,000 in aggregate principal amount of 6% Senior Convertible Notes due 18 months from the date of issuance.

Net proceeds from the private placement are intended to be used for general corporate purposes, including to support manufacturing and marketing of the Guided Therapeutics LuViva® Advanced Cervical Scan.

Pursuant to a Securities Purchase Agreement, dated April 23, 2014, Magna has purchased an initial Note with a principal amount of $1,500,000, for a purchase price of $1,000,000. Up to $500,000 in principal (plus interest accrued thereon) on the Note will be automatically extinguished upon the effectiveness of a resale registration statement within 90 days (assuming the Note is not otherwise in default).

Additionally, conditioned upon the effectiveness of the resale registration statement, Magna agreed to purchase, by the tenth trading day after effectiveness, an additional senior convertible Note with a principal amount of $2,000,000, for a purchase price of $2,000,000.

The Notes will pay interest at a rate of 6% per year, payable at maturity. Subject to certain limitations, the Notes are convertible into shares of the Company’s common stock at any time after the earlier of six months from issuance or the effectiveness of the registration statement, in whole or in part, at Magna’s option, as detailed in the corresponding current report on Form 8-K filed in conjunction with this press release. Magna is not involved in any “short sale” transactions in the Company’s common stock and will be subject to certain trading restrictions, also as detailed in the current report.

Etico Capital acted as sole placement agent for the private placement.

Neither the Notes nor the shares of Guided Therapeutics Common Stock issuable upon conversion of the Notes have been registered under the Securities Act of 1933, as amended, and none of these securities may be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This news release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction where such offer, solicitation or jurisdiction would be unlawful.

Forward-Looking Statements Disclaimer: A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments, including among others, the timing of the closing of the private placement and the amount of gross proceeds and the use of net proceeds from the private placement. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include those related to our ability to complete the transactions contemplated by the private placement, our ability to realize the expected benefits of the private placement, the sufficiency of the capital raised in the private placement and the ability of Guided Therapeutics to raise additional capital, the extent of dilution of the holdings of our current stockholders upon conversion or exercise of securities issued in connection with capital raising efforts, the early stage of Guided Therapeutics products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products or continue as a going concern, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the Securities and Exchange Commission, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and subsequent quarterly reports.

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